EXHIBIT 99.E

                          OXFORD CAPITAL, INCORPORATED
                             MASTER LEASE AGREEMENT

         This MASTER LEASE AGREEMENT ("MLA") is dated and effective as of the 1st day of March, 1989, by and between OXFORD CAPITAL INCORPORATED, 1800 Robert Fulton Drive, Reston, Virginia 22091 ("Lessor-") and MOBIL OIL CORPORATION, Paulsboro Refinery, P.O. Box 430, Paulsboro, NJ 08066 ("Lessee"). WHEREAS, Lessor desires to lease units of equipment to Lessee and Lessee desires to lease the same from Lessor; NOW THEREFORE, in consideration of the mutual promises contained herein, Lessor and Lessee agree as follows:

1.       LEASE

         This MLA establishes the general terms and conditions by which Lessor may lease to Lessee the equipment listed on each Lease Schedule executed periodically pursuant to this MLA. Each such Lease Schedule shall be substantially in the form annexed hereto as Exhibit A, shall incorporate by reference the terms of this MLA, and shall be a separate lease agreement as to the equipment listed thereon (collectively, the "Equipment" or individually, a "Unit") for all purposes, including default. If the provisions of a Lease Schedule conflict with the provisions of this MLA, the provisions of such Lese Schedule shall prevail.

2.       TERM, RENT AND PAYMENT; RENEWAL

         2.1 Term. The term for each Unit under a Lease Schedule shall begin on its Commencement Date and continue for any Interim Term, the Basic Term and any extended or renewal terms ("Term"). The "Commencement Date" as used herein for any Unit newly installed pursuant to a Lease Schedule shall be the date of its installation at a location as specified in such Lease Schedule, provided however, if any Unit is not so newly installed, the date title to such Unit passes to Lessor shall constitute its Commencement Date. The "Interim Term" as used herein shall be that period for each Unit which begins on and includes its Commencement Date and continues through the day immediately prior to the First Rent Date. The "First Rent Date" as used herein for each Lease Schedule shall be the first day of a month immediately following the last Commencement Date thereunder, provided however, if such Commencement Date is the first day of a month, such day shall constitute the First Rent Date. The "Basic Term" as used herein shall be that period for each Lease Schedule that begins on the First Rent Date and ends on the last day of the last Rental Installment Period as specified in the Lease Schedule.

         Lessee shall deliver to Lessor a Certificate of Acceptance in the form annexed hereto as Exhibit B within five (5) business days of each Unit's Commencement Date, but in now event later than the date payment is due under the purchase documentation for such Unit. If Lessee fails to so deliver such certificate, Lessee shall be deemed to have accepted the Unit as installed and operational as of such Commencement Date unless Lessee notified Lessor to the contrary within such period.

         2.2 Rent and Payment. Lessee's obligation to pay rent shall commence on the Commencement Date and continue for the Term. The Basic Rent set forth on the Lease Schedule shall be payable without notice or demand on the first Rent Date and on each succeeding Rent Date (as set forth on the Lease Schedule) during the Basic Term. Lessee shall pay on demand the Daily Rate specified in the Lease Schedule for the use of each day during its Interim Term ("Interim Rent"). Any amounts payable Lessee other than Basic Rent and Interim Rent shall be deemed Additional Charges and, unless otherwise provided herein, shall be payable on the Rent Date next following the date upon which they accrue or the last day of the Term, whichever is earlier. As an accommodation to Lessee, but not as a condition precedent for payment, Lessor agrees to invoice Lessee prior to the applicable Rent Date. Lessee shall make all payments at the address of Lessor referenced in the Lease Schedule or at such other address as Lessor may designate in writing. As used herein, the term "Rent" shall mean all Basic Rent, Interim Rent and Additional Charges.

         2.3 Service Charge. If any rent is not received by Lessor or its Assignees when due, a Service Charge on such Rent shall then begin to accrue at a rate equal to the lesser of two percent (2%) per month or the lawful maximum rate, as reimbursement for administrative costs and not as a penalty.

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         2.4  Lessor's Performance of Lessee's Obligations. If lessee fails to comply with any of its covenants or obligations herein, Lessor may, at its option, perform on Lessee's behalf and all sums Lessor advances in connection therewith shall be repayable by Lessee as Additional Charges. No such performance shall be deemed to relieve Lessee of its obligations.

         2.5 Termination. A Lease Schedule may be terminated by either party, effective as of the expiration of the Basic Term, if four (4) months prior notice is given. If a Lease Schedule is not so terminated it shall continue in full force and effect for successive Rental Installment Periods at the Basic Rent payable on each successive Rent Date until terminated by either party of four (4) months prior notice.

         2.6 Renewal. Lessee may renew each Lease Schedule in accordance with the terms for any mutually agreeable period of time at a fair market value renewal rent payable on each successive Rent Date if Lessee gives notice thereof at least four (4) months prior to the then scheduled expiration of the Term (Including any renewal) and is not in default under such Lease Schedule.

3.       NET LEASE; QUIET ENJOYMENT

         3.1 Net Lease. Each Lease Schedule is a net lease and Lessee's obligation to pay all Rent due under such Lease Schedule and the rights of Lessor or its Assignees in, and to, such Rent shall be absolute and unconditional under all circumstances, notwithstanding: (i) any setoff, abatement, reduction, counterclaim, recoupment, defense or other right which Lessee may have against Lessor, its Assignees, the manufacturer or seller of any Unit, or any other person for any reason whatsoever; (ii) any defect in condition, operation, fitness for use, or any damage to, or destruction of, the Equipment; (iii) any interrupti-on or cessation of use or possession of the Equipment; or (iv) any insolvency, bankruptcy, reorganization or similar proceedings instituted by or against Lessee.

         3.2 Quiet Enjoyment. Lessor and its Assignees, if any, covenant that hey shall take no action to disturb Lessee's quiet enjoyment of the Equipment during the Term, provided Lessee is not in default.

4.       USE; MAINTENANCE; IDENTIFICATION AND INSPECTION

         4.1 Use and Repairs. (a) Lessee shall at all times and at its sole expense properly use the Equipment, maintain it in good operating condition, and make all necessary repairs, alterations and replacements including, without limitation, all engineering changes prescribed by the manufacturer and installed at no cost to the Lessee (collectively, "Repairs"), all of which shall immediately become the property of Lessor and subject to the Lease Schedule. Lessee shall comply with manufacturer instructions relating to the Equipment, and any applicable laws and governmental regulations.

         (b) Lessee shall pay all costs and expenses associated with the delivery, any installation, use, relocation, deinstallation and return of the Equipment, -

         (c) Lessee shall retain uninterrupted possession and control of the Equipment and shall at all times use it solely and continuously in the conduct of Lessee's business unless otherwise provided herein.

         4.2 Maintenance. Lessee shall maintain each Unit in good operating condition repair, and appearance, protect the same from deterioration, other than normal wear and tear, shall use each Unit in the regular course of its business only, within normal capacity, without abuse, and in a manner contemplated by the Manufacturer. Without limiting the foregoing, Lessee shall enter into, or cause to be entered into, a maintenance agreement (of a type customarily secured by entities using similar equipment and engaging in business similar to Lessee's) with the manufacturer of the Equipment or such other party as is reasonably acceptable to Lessor ("Maintenance Organization"). Lessee shall maintain such maintenance agreement in full force and effect throughout the Term. Lessee shall cause the Maintenance Organization to keep the Equipment in good working order, less normal wear and tear, compliance with the provisions of such maintenance agreement. Lessee covenants that it shall take all actions necessary during the term to ensure that the Equipment will be eligible, at the termination or expiration of the Term, for a standard, full service maintenance contract with the Equipment manufacturer, if such is customarily available.

         4.3 Identification and Inspection. Upon request by Lessor, Lessee shall mark each Unit conspicuously with appropriate labels or tags furnished by Lessor and maintain such markings throughout t-he term to clearly disclose that said Unit is being leased form Lessor. Subject to Lessee's reasonable security requirements and upon five (5) days notice by Lessor, Lessee shall permit Lessor's representatives to enter the premises where any Unit is located to inspect such unit during normal business hours.

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5.       LOCATIONS; LIENS AND ENCUMBRANCES

         5.1 Equipment Location. Lessee shall keep the Equipment at the location set forth on the Lease Schedule and shall not relocate any Unit unless Lessor consents, in writing, to its relocation, which consent for relocation in the United State where the Uniform Commercial Code is in effect shall not be unreasonably withheld.

         5.2 Personal Property. Each Unit is personal property and Lessee shall not affix any Unit to realty so as to change its nature to real property and agrees that each Unit shall remain personal property during the Term.


         5.3 Liens and Encumbrances. Title to the Equipment is and shall remain in Lessor or its Assignees. Unless otherwise provided herein, Lessee shall not directly or indirectly create, incur or suffer a mortgage, lien, charge or encumbrance of any kind upon or against any Lease Schedule or any Unit. If any such lien or encumbrance in incurred, Lessee shall immediately notify Lessor and shall take all reasonable actions required by Lessor to remove the same.

6.       RETURN OF EQUIPMENT

         6.1 Duty to Return. At the expiration or termination of the Term, Lessee shall return each Unit to Lessor or its designee at the destination within the continental United States and by surface transportation reasonably specified by Lessor. Such return shall not be deemed to have occurred until and unless each Unit conforms to all of the manufacturer's specifications with respect to normal function, capability, design and condition (less normal wear and tear) and is eligible for the Equipment manufacturer's standard, full service maintenance contract, if such is customarily available.

         6.2 Failure to Return. Notwithstanding any other rights and remedies Lessor has hereunder in an Event of Default, if Lessee fails to so return the Equipment to Lessor or its designee within fourteen (14) days following expiration of the Term; then; (i) Lessee shall pay on demand a per diem amount equal to one hundred fifty percent (150%) of the Daily Rate for each of such fourteen (14) days and for each day thereafter, as liquidated damages and not as a penalty, until so returned; and (ii) Lessee shall have no further right to the Equipment, but until the Equipment is so returned the Lease Schedule shall remain in force and affect as to all obligations of the Lessee thereunder.

7.       RISK OF LOSS; INSURANCE

         7.1 Risk of Loss. As between Lessor and Lessee, Lessee shall bear the risk of all loss or damage to any Unit or caused by any Unit from the time the Unit is shipped by its vendor until it is returned as provided herein, except for loss or damage caused by the gross negligence of Lessor, its employees or agents.

         7.2 Unit Replacement. If any Unit is lost, stolen destroyed, seized by governmental action or, in Lessee's opinion, damaged beyond repair ("Event of Loss"), the Lease Schedule shall remain in full force and effect without abatement of Rent and Lessee shall promptly replace such Unit at its sole expense with a unit of equivalent value and utility, like or improved and similar kind, and in substantially the same condition as the replaced Unit immediately prior to the Event of Loss. Title to such replace unit immediately shall vest, and remain in Lessor. Such Unit shall be deemed a Unit under the Lease Schedule. Upon such vesting of title and provided Lessee is not in default under the Lease Schedule, Lessor shall cause to be paid to Lessee or the vendor of the replacement unit any insurance proceeds actually received by Lessor for the replace Unit.

         7.3 Insurance. (a) Lessee shall obtain and maintain in full force and effect casualty, public liability and property damage insurance on the Equipment of types and in the amounts customarily secured by entities using equipment of similar character and engaged in a business similar to Lessee's. Such insurance shall: (i) name Lessor and its Assignees, if any, as additional insureds or loss payees of their interests may appear; and (ii) provide that the policy may not be cancelled or materially altered without thirty (30) days prior written notice to Lessor and its Assignees.

         (b) Lessee shall furnish to Lessor, upon request and throughout the term, insurance certificates of a kind and in reasonable amounts satisfactory to Lessor and its Assignees showing the existence of the insurance required hereunder.

         (c) Notwithstanding the foregoing, provided Lessee does not suffer an adverse financial change, and with Lessor's consent (as so indicated in the Lease Schedule), Lessee may self-insure against losses and liabilities described above. In no event, however, shall Lessee be relieved of its responsibility for such losses or liabilities.

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8.       LESSOR'S PURCHASE AND PERFORMANCE

         8.1 Purchase Documentation. Upon receipt of an executed Lease Schedule acceptable to Lessor, Lessor shall execute appropriate purchase documentation, and Lessee shall bear all responsibilities and perform all obligations of Lessor thereunder other than payment of the purchase price.

         8.2 Rent Adjustment. Lessor may adjust the Basic Rent in order to maintain its originally anticipated rate of return if: (i) the Commencement Date of any Unit is not on or before the Commitment Expiration Date specified on the Lease Schedule; (ii) Lessee fails to deliver documentation as and when specified; or (iii) the Equipment cannot be acquired by Lessor at a cost equal to the invoice cost specified on the Lease Schedule.

9.       TAXES.

         9.1 Taxes. Lessee agrees to report, file, pay promptly when due the appropriate taxing authority, indemnify, defend, and hold Lessor harmless from any and all taxes (including gross receipts), assessments, license fees and other governmental charges of any kind or nature, together with any penalties, interest or fines relating thereto (collectively, "Taxes") that pertain to the Equipment, its purchase, or the Lease Schedule and which accrue prior to return of the Equipment to Lessor or its designees, whether assessed against Lessor or Lessee, except such Taxes based solely upon the net income of Lessor. For Taxes where applicable law requires the filings to be made by Lessor, Lessor hereby authorizes and appoints Lessee as its limited attorney-in-fact to file and pay the same. On all such reports required hereunder, Lessee shall, to the extent allowable, show the ownership of the Equipment by Lessor.

         9.2 Lessor's Filing of Taxes. Notwithstanding the foregoing, Lessor shall report and file sales and/or use taxes which are filed and paid periodically throughout the Term, and the amount so due shall be invoiced to Lessee and payable as specified therein.

         9.3 Right of Consent. Lessee shall not be obligated to pay any Taxes if it shall consent in good faith and by appropriate proceedings the validity or the amount thereof, unless such consent would adversely affect the title of Lessor to any Unit.

10.      INDEMNIFICATION.

         (a) Except for the gross negligence of Lessor, its employees or agents, Lessee hereby assumes liability for and agrees to indemnify, defend, protect, save and hold harmless the Lessor, its agents, employees, directors and Assignees from and against any and all losses, damages (including without limitation Lessee's loss of business or profits of other consequential damages), injuries, claims, demands and all expenses, legal or otherwise (including attorney's fees) or whatever kind and nature arising from the seizure, attachment, encumbrance, installation, deinstallation, delivery, return, manufacture, purchase, use or other control (including patent or other infringements), condition (including without limitation latent defects, whether or not discoverable by Lessor), operation or maintenance of the Equipment until the Equipment is returned to Lessor. Any claim, defense, setoff or other right of Lessee against any such indemnified party shall not in any way affect, limit, or diminish Lessee's indemnity obligations hereunder.

         (b) Lessee shall notify Lessor immediately as to any claim, suit, action, damage (including to the Equipment), or injury covered by this section and of which Lessee has actual or other notice. Lessee and Lessor agree to cooperate with each other, to the extent that there are no conflicts of interests, in the settlement or defense of any actions or claims relating thereto.

11.      REPRESENTATIONS AND WARRANTIES

         (a) Lessee represents and warrants to Lessor that: (i) the making of this MLA and nay Lease Schedule executed by Lessee is duly authorized on the part of Lessee and that upon due execution thereof by Lessee and Lessor they shall constitute valid obligations binding upon, and enforceable against, Lessee in accordance with their terms; (ii) neither the making of this MLA of such Lease Schedule, nor the due performance thereof by Lessees, including the commitment and payment of the Rent, shall result in any breach of, or constitute a default under, or violation of, Lessee's certificate of incorporation, by-laws, or any agreement to which Lessee is a party or by which Lessee is bound; (iii) Lessee is in good

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standing in its state of incorporation and in any jurisdiction where the
Equipment is located, and is entitled to own properties and to carry on business therein; and (iv) no approval, consent or withholding of objection is required from any governmental authority with respect to the entering into, or performance of this MLA or such Lease Schedule by Lessee.

         (b) Lessee shall provide to Lessor an opinion of counsel and a certificate of incumbency in the form annexed hereto as Exhibits C and E respectively, if so requested.

12.      DISCLAIMERS; MANUFACTURERS' WARRANTIES

         12.1 Lessor's Disclaimers. LESSEE ACKNOWLEDGES THAT EACH UNIT IS OF
THE DESIGN, CAPACITY AND MANUFACTURE SPECIFIED FOR AND BY THE LESSEE AND THAT LESSEE IS SATISFIED THAT THE SAME IS SUITABLE FOR LESSEE'S PURPOSES. LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT LESSOR IS NOT A MANUFACTURER OR VENDOR OF THE EQUIPMENT AND THAT LESSOR HAS NOT MADE, AND DOES NOT MAKE, ANY REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PURPOSE, CONDITION, QUALITY, DELIVERY, INSTALLATION, DURABILITY, PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, SUITABILITY OR CAPABILITY OF ANY UNIT IN ANY RESPECT OR IN CONNECTION WITH ANY OTHER PURPOSES OR USES OF LESSEE OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER EXPRESSED OR IMPLIED, WITH RESPECT THERETO.

         12.2 MANUFACTURERS' WARRANTIES. Lessor assigns to Lessee for the Term all manufacturers' warranties and indemnities applicable to the Equipment to the extent such are assignable, and hereby authorizes Lessee to obtain any services furnished in connection therewith. During the Term, Lessor shall execute such documents of assignment as Lessee ,may reasonably request in connection therewith. Lessee shall reassign such manufacturers' warranties and indemnities to Lessor upon the expiration or termination of the Term and execute such documentation as may be required to effect such reassignment. To the extent such warranties and indemnities are not assignable, Lessor hereby appoints Lessee as its limited attorney-in-fact to enforce the same.

13.      ASSIGNMENT OF LEASE


         13.1 ASSIGNMENT BY LESSOR. Lessee acknowledges and agrees that Lessor has entered into this MLA and shall enter into such Lease Schedule in anticipation of assigning, mortgaging, or otherwise transferring its interests thereunder or in the Equipment to others ("Assignees"), without notice to, or consent of, Lessee. Accordingly, Lessee and Lessor agree that:

         (i) upon such assignment, Lessee shall: (a) upon Lessor's request acknowledge such assignment in writing by executing the Notice of Assignment furnished by Lessor, which notice shall be substantially in the form of Exhibit D annexed hereto; (b) promptly pay all Rent when due to the designed Assignees, notwithstanding any defense, setoff or counterclaim whatsoever that Lessee may have against Lessor; (c) not permit the Lease Schedule so assigned to be amended or the terms thereof waived without the prior written consent of the Assignees; and (d) not require the Assignees to perform any obligations of Lessor under such Lease Schedule;

         (ii) any Assignee may reassign its rights and interests with the same force and effect as the assignment described herein;

         (iii) any payments received by the designated Assignees from Lessee shall, to the extent thereof, discharge the obligations of Lessee to Lessor hereunder; and

         (iv) Lessor shall not be relieved of any of its obligations hereunder by any assignment unless expressly assumed by the Assignee and consented to by the Lessee which consent shall not be unreasonably withheld.

         13.2 ASSIGNMENT OR SUBLEASE BY LESSEE. (a) Lessee shall not assign this MLA or any Lease Schedule or assign its rights in or sublet the Equipment, or any interest therein without Lessor's prior written consent, which consent shall not be unreasonably withheld. Lessor hereby consents to Lessee's sublease of Equipment to a wholly-owned subsidiary upon notice thereof.

         (b) No sublease or assignment by Lessee of any of its rights under this MLA, any Lease Schedule or in the Equipment shall in any way discharge or diminish any of the Lessee's obligations to Lessor or its Assignees.

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14.      FINANCIAL INFORMATION; FURTHER ASSURANCES

         14.1 FINANCIAL INFORMATION. Throughout the Term, Lessee shall deliver to Lessor, as available, a copy of such current financial information representing the financial condition and operations of Lessee which is available to either its shareholders or regulatory agencies, as well as such other financial information reasonably requested by Lessor or its Assignees.

         14.2 REQUIRED DOCUMENTATION. Lessee shall deliver to Lessor all documentation specified herein promptly upon request.

         14.3 FURTHER ASSURANCES. Lessee shall execute and deliver to Lessor, promptly and at Lessee's expense, such other documents and assurances, and take such further action as Lessor may request, in order to effectively carry out the intent and purpose of this MLA and the Lease Schedule, and to establish and protect the rights, interests and remedies of Lessor hereunder. This shall include, without limitation, providing Uniform Commercial Code financing statements, evidence of tax filings and payments, a waiver of rights and interest in the Equipment from the owner, landlord and mortgagee of the location of any Unit, a legal description of such locations and a copy of the maintenance agreement. All documentation shall be in a form acceptable to Lessor and its Assignees. Lessee shall pay all costs associated with such financing statements upon relocation, sublease or reconfiguration of the Equipment and upon any assignment by Lessee.

15.      INVESTMENT TAX CREDIT.

         15.1 Lessor's ITC. (a) Where a Lease Schedule indicates the "ITC is to Lessor", Lessee warrants that as of its Commencement Date, each Unit shall constitute "New Section 38 property" as defined in Section 48 of the Internal Revenue Code of 1954, as amended ("Code") and acknowledges that Lessor shall be entitled to claim for federal income tax purposes the Investment Tax Credit ("ITC") as permitted under the Code. Lessee agrees to take no action (including the substitution or replacement of a Unit) inconsistent with the foregoing or which would result in the loss, disallowance, recapture or unavailability to Lessor of the ITC ("Tax Loss"). Notwithstanding anything to the contrary contained in this MLA, Lessee hereby agrees to indemnify Lessor in an amount which, after deduction of all income taxes required to be paid by Lessor due to the receipt of such amount, shall be equal to the sum of: (i) any Tax Loss resulting from any Event of Loss or any action, statement or failure to act by Lessee during the Term; and (ii) all interest, penalties or additions to tax resulting from such Tax Loss.

         (b) All references to Lessor in this section shall include Lessor and any other party acquiring title to the Equipment from or through Lessor and/or a consolidated federal taxpayer group of which Lessor or such other party is a member.

         15.2 Lessor's ITC. Where a Lease Schedule indicates the "ITC is to Lessee", Lessor will timely file with Lessee an election to pass through to Lessee any available ITC as may be permitted under the Code.

         15.3 ITC Not Applicable. Where a Lease Schedule indicates the "ITC is not applicable," Lessor agrees to take no action inconsistent with Lessee's claim to, or retention of, any available ITC.

         15.4 No ITC Warranty. Lessee acknowledges that Lessor in no way warrants the availability of ITC to Lessee.

16.      DEFAULT BY LESSEE; REMEDIES

         16.1 Default by Lessee. Lessee shall be in default upon the occurrence of any one of the following events ("Event of Default"):

         (i)      failure to pay Rent within ten (10) days of the date due;

         (ii) failure to perform any other term, condition or covenant of the Lessee Schedule or this MLA, which failure shall continue for a period of fifteen (15) days after receipt of written notice thereof;

         (iii)    if Lessee ceases doing business as a going concern;

         (iv) if any proceedings under any state or federal bankruptcy or insolvency laws are instituted against Lessee or if a receiver or trustee is appointed for Lessee or for any of its assets or properties, and such proceeding is not dismissed, vacated or fully stayed within sixty (60) days;

         (v) if any Unit is attached, levied upon, encumbered, pledged, or seized under any judicial process and such proceedings are not dismissed, vacated, or fully stayed within thirty (3) days;

         (vi) if Lessee makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files for protection under any state or federal bankruptcy or insolvency

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                  laws or;

         (vii) if any warranty or representation made or furnished to the Lessor by or on behalf of the Lessee is false in any material respect when made or furnished.

         16.2 Lessor's Remedies. (a) Upon any Event of Default, and at any time thereafter, Lessor may:

         (i) declare the aggregate Rent then accrued and unpaid together with (as liquidated damages and not as a penalty) the balance of any Rent specified on the applicable Lease Schedule or any renewal notice to be immediately due and payable;

         (ii) terminate any of the Lessee's rights under the Lease Schedule in default and in the Equipment thereunder, in which event Lessee shall immediately surrender and return the Equipment to Lessor pursuant to the provisions hereof;

         (iii) enter the premises where any Unit is located and take immediate possession of such Unit without court order or other process of law, in which event Lessor shall not be liable for damages resulting therefrom excepting those caused by the gross negligence of Lessor or its agents and employees; and

         (iv) lease, sell or otherwise dispose of any Unit upon such terms and to such parties as Lessor, in its sole discretion, may elect, and apply to the account of Lessee's obligations hereunder (after deducting Lessor's costs in connection therewith); (x) in the case of a sale, the sale proceeds less the estimated fair market value of such Unit as of the then scheduled expiration of its Term; or (y) in the case of a re-lease, the present value of the rental due thereunder, for a period coterminous with the then scheduled expiration of the defaulted Lease Schedule's Term, discounted at the interest rate charged to Lessor by its financing source.

         (b) All of Lessor's rights and remedies herein are cumulative and in addition to any rights or remedies available at law or in equity including the Uniform Commercial Code, and may be exercised concurrently or separately. Lessee shall pay all costs, expenses, losses, damages and legal costs (including reasonable attorneys' fees) incurred by Lessor and its Assignee as a result of enforcing any terms or conditions of the Lease Schedule.

17.      MISCELLANEOUS

         17.1 NOTICES. All notices required herein shall be in writing and sent by prepaid, certified mail or by courier, addressed to the party to whom notice is being given at the address specified in the first paragraph of the Lease Schedule or such other address designated in writing. Notice shall be effective upon the earlier of its receipt or three days after it is sent. All notices to Lessor shall be sent to the attention of Vice President, Contracts. Any notices given by Lessee pertaining to Lease options shall be deemed irrevocable.

         17.2 FAIR MARKET VALUE. As used herein, the term fair market value shall have the meaning set forth in the Code, but shall in all instances include an amount equal to all associated installation and deinstallation costs for the Equipment, if any.

         17.3 VALUATION BASIS. The Valuation Basis for the Equipment or any Unit shall be the amount set forth as such on its Lease Schedule. Such amount shall be the vendor's invoice cost, but if the invoice cost is unavailable for each Unit, it shall be the list price. The Valuation Ratio of a Unit is its proportional value used to determine certain amounts due hereunder and shall be the Valuation Basis of such Unit divided by the Valuation Basis of the Equipment.

         17.4 SURVIVAL OF INDEMNITIES. All indemnities of Lessee shall survive and continue in full force and effect for events occurring prior to the return of the Equipment to Lessor, notwithstanding the expiration or termination of the Term.

         17.5 COUNTERPARTS. Each Lease Schedule shall be executed in counterparts. Only "Counterpart Number 1" of a Lease Schedule, together with photocopy of the executed MLA shall constitute "Chattel Paper" or "Collateral" within the meaning of the Uniform Commercial Code.

         17.6 MULTIPLE LESSEES. If more than one Lessee is named in this MLA or a Lease Schedule, the liability of each shall be joint and several.

         17.7 TITLES. Section titles are not intended to have legal effect or limit or otherwise affect the interpretation of this MLA or any Lease Schedule.

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         17.8  WAIVER. No delay or omissions in the exercise of any right or remedy herein provided or otherwise available to Lessor, or prior course of conduct, shall impair or diminish Lessor's right thereafter to exercise the same or any other right of Lessor; nor shall any obligation of Lessee hereunder be deemed waived. The acceptance of Rent by Lessor after it is due shall not be deemed to be a waiver of any breach by Lessee of its obligation under this MLA or any Lease Schedule.

         17.9 SUCCESSORS. This MLA and each Lease Schedule shall inure to the benefit of and be binding upon Lessor and Lessee and their respective successors in interest.

         17.10 NOT AN OFFER. Neither this MLA nor any Lease Schedule shall be deemed to constitute an offer or be binding upon Lessor until executed by Lessor's authorized officer at its Reston, Virginia office.

         17.11 SEVERABILITY. If any provisions of this MLA or any Lease Schedule shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions thereof shall not be affected or impaired in any way.

         17.12 MODIFICATION. Lessor and Lessee agree that any modifications to this MLA or any Lease Schedule shall be in writing and shall be signed by both parties and their last known assignee, if any.

         17.13 GOVERNING LAW. This MLA and each Lease Schedule are entered into under and shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia.

         17.14 ENTIRE AGREEMENT. LESSEE REORIENTS THAT IT HAS READ, RECEIVED, RETAINED A COPY OF AN UNDERSTANDS THIS MASTER LEASE AGREEMENT AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. LESSOR AND LESSEE AGREE THAT THIS MASTER LEASE AGREEMENT, ALL RIDERS HERETO, EXHIBITS REFERENCED HEREIN, AND THE APPLICABLE LEASE SCHEDULE SHALL CONSTITUTE THE ENTIRE AGREEMENT AND SUPERSEDE ALL PROPOSALS, ORAL OR WRITTEN, ALL PRIOR NEGOTIATIONS AND ALL OTHER COMMUNICATIONS BETWEEN LESSOR AND LESSEE WITH RESPECT TO ANY UNIT.

         IN WITNESS WHEREOF, the parties hereto have caused this Master Lease Agreement to be duly executed on the date set forth below by their authorized representatives.

OXFORD CAPITAL, INCORPORATED (Lessor)       MOBIL OIL CORPORATION (Lessee)

BY: /s/ GREG WHITE                          BY: /s/ R. W. KNUPP
    ---------------------------------           --------------------------------

NAME (Printed): Greg White                  NAME (Printed): R. W. Knupp
                ---------------------                       --------------------

TITLE: President                            TITLE: Purchasing Agent
       ------------------------------              -----------------------------

DATE:  April 6, 1989                        DATE:  April 11, 1989
       ------------------------------              -----------------------------


This is a true and correct copy of the original.



/s/ J. ALDEN PHILBRICK, IV
--------------------------
J. Alden Philbrick, IV
Secretary/Treasurer          1/90

                          SALE AND LEASEBACK AGREEMENT

         This Sale and Leaseback Agreement ("Agreement") is dated effective as of the 15 day of November, 1989, by and between Mobil Oil Corporation, Paulsboro Refinery, P.O. Box 420, Purchasing, Paulsboro, NJ, 08066 ("Seller") and Oxford Capital Incorporated, 1800 Robert Fulton Drive, Reston, Virginia 22091 ("Buyer").

         WHEREAS, Buyer is purchasing equipment ("Equipment") from Seller and Seller desires to use the Equipment under the terms and conditions of Lease Schedule Number 891112-101 dated effective as of November 15, 1989 ("Lease Schedule").

         THEREFORE, in consideration of the mutual promises herein, Seller and Buyer agree:

         1. Sale and Leaseback. Buyer agrees to purchase the Equipment set forth in Schedule A attached hereto, from the Seller and to lease the Equipment to the Seller pursuant to the terms and conditions contained in the Lease Schedule. The purchase date and the date that title to the Equipment shall pass from Seller to Buyer shall be the Lease Commencement Date.

         2. Purchase Price. Buyer and Seller hereby agree that the purchase price of the Equipment is $271,588.42, which shall be payable to American Service Co. Inc. $175,125.00 and to Flame Welding Supplies, Inc. $96,463.42 by the Buyer when due; provided however, not prior to ten (10) business days after Buyer's receipt of all documents Seller is required to provide to Buyer hereunder and under the Lease Schedule.

         3. Title. Seller agrees to deliver to Buyer, upon payment of the purchase price, a bill of sale, in the form of Exhibit I attached hereto. Seller shall also provide Buyer a copy of the bill of sale and, as requested, provide other documentation if received or executed upon its original acquisition of the Equipment.

         4. Buyer's Purchase and Performance. Seller agrees that Buyer's obligations hereunder are expressly conditional on Sellers (1) executing and delivering the Lease Schedule to the Equipment acceptable to the Buyer, as well as all other documents pursuant to such Lease Schedule.

         5. Taxes. Seller agrees to pay and all taxes and other governmental charges relating tot he sale hereunder. Buyer agrees to give Seller appropriate resale exemption certificates.

         6. Seller's Representation and Warranties. Seller represents and warrants to Buyer that: (i) the making of this Agreement and the bill of sale required herein is duly authorized on the part of Seller, and that upon due execution hereof by Seller and Buyer they shall constitute valid obligations binding upon and enforceable against Seller in accordance with their terms; (ii) neither the making of this Agreement of the bill of sale required hereunder, nor the due performance hereof by Seller shall result in any breach of, or constitute a default under, or violation of, Seller's certificate of incorporation, or by-laws, or any Agreement to which Seller is a party of by which Seller is bound; (iii) Seller is in good standing in its state of incorporation and in any jurisdiction where the Equipment is located and is entitled to own properties and to carry on business therein; and (iv) Seller has and is transferring to Buyer good title to the Equipment free and clear of all liens and encumbrances of any kind of description.

         7. Manufacturer's Warranties. Seller warrants that is shall obtain, and hereby assigns to Buyer, all agreements, warranties and indemnifications applicable to the Equipment which are normally provided by the manufacturer to its customers. Seller further agrees that this assignment will enable the buyer to comply with its warranties as Lessor under the Lease Schedule.

         8. Successors. Buyer and Seller agree that this Agreement shall insure to the benefit of and shall not be required to perform any of the obligations of Buyer, and any assignment by Buyer shall not relieve Buyer o f its obligations hereunder. Seller shall not assign any interest in this Agreement without Buyer's written consent, which consent shall not be unreasonably withheld.

         9. Survival of Covenants. Buyer and Seller agree that the warranties, covenants and agreements contained in this Agreement shall survive the passing of title.

         10. Limitations. Buyer shall not be liable for any indirect, special or consequential damages, in connection with or arising by reason of this Agreement; nor shall Buyer be liable for any event beyond its control.

         11. Miscellaneous. Section titles are not intended to, and shall not, limit or otherwise affect the interpretation of this Agreement. This Agreement shall not be deemed to constitute an offer and shall not be binding upon Buyer until executed by Buyer's authorized representative. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected or impaired in any way. Any modifications to this Agreement shall be in writing and shall be signed by both parties and their last known assignees, if any. This Agreement shall be construed in accordance with, and governed by the laws of the Commonwealth of Virginia. Any terms capitalized herein shall have the meanings set forth in te Lease Schedule, which is incorporated herein by reference.

         IN WITNESS WHEREOF, the parties, effective the date first above written, have caused this Agreement to be executed by their authorized representatives.

LESSOR: OXFORD CAPITAL INCORPORATED         LESSEE: MOBIL OIL CORPORATION

BY: /s/ GREG WHITE                          BY: /s/ R. W. KNUPP
    ---------------------------------           --------------------------------

NAME Greg White                             NAME R. W. Knupp
     --------------------------------            -------------------------------

TITLE: President                            TITLE: Purchasing Agent
       ------------------------------              -----------------------------

                                   Schedule A
                                       TO
                          Sale and Leaseback Agreement


The Equipment consists of the following units:

                                                      Serial
Manufacturer           Model/Description              Number        Quantity   Valuation Basis

Amer. Ser. Co. Inc.    Snorkelift Diesel              08913681189   1         $ 72,995.00
                       4x4 60' straight Boom
                       w/ 4 WHL DR. Diesel Eng
                       & Hydraulic Platform Rotator

                       Snorkelift Diesel              08912981189   1           51,065.00
                       4x4 40"Articulating
                       Aerial Lift, w/4WHL DR
                       & Diesel Eng

                       Snorkellist Diesel             08912991189   1           51,065.00
                       4x4 40" Articulating
                       Aerial Lift w/4 WHL DR
                       & Diesel Eng

Flame Welding Supply   Lincoln SAM Welder
                       W/Trailer                      A1152186      1           13,828.82

                       Lincoln D-10 Pro Welder        A1157042      1            4,974.92
                                                      A1157051      1            4,974.92
                                                      A1155963      1            4,974.92
                                                      A1155951      1            4,974.92
                                                      A1157050      1            4,974.92

                       Lincoln SA-200 Welder
                       W/Trailer                      A1134733      1            5,776.00
                                                      A1137033      1            5,776.00
                                                      A1139426      1            5,776.00
                                                      A1129833      1            5,776.00
                                                      A1137031      1            5,776.00
                                                      A1156102      1            5,776.00
                                                      A1156107      1            5,776.00
                                                      A1155504      1            5,776.00
                                                      A1155506      1            5,776.00
                                                      A1155508      1            5,776.00


                                                                    Subtotal  $271,588.42

                                    Exhibit 1

                                  BILL OF SALE


         Mobil Oil Corporation ("Seller") in consideration of the sum of one dollar ($1.00) and other good and valuable consideration paid by Oxford Capital, Incorporated ("Buyer") does hereby sell, and convey to the Buyer as of the Lease Commencement Date of Lease Schedule Number 891112-101, all its right, title and interest in and to the equipment described in Schedule A attached hereto and incorporated herein ("Equipment").

         Seller warrants that it is transferring title to the Equipment free and clear of all liens and encumbrances.

         IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be duly executed on the date set forth below by its authorized representative.

MOBIL OIL CORPORATION (Seller)

By: /s/ R. W. KNUPP
    ---------------------------------

Name (Printed): R. W. Knupp
                ---------------------

Title Purchasing Agent
      -------------------------------

Date: 12/15/89
      -------------------------------

                            SECRETARY CERTIFICATE OF

                            INCUMBENCY AND AUTHORITY


I. J. Alden Philbrick, IV, do hereby certify that I am the duly elected, qualified and acting Secretary/Treasurer of Oxford Capital, Incorporated, a corporation; that the persons whose names, titles and signatures appear below are duly elected (or appointed), qualified and acting officers of said Corporation and hold on the date of this Certificate and on the date of execution of the Lease documents the offices set opposite their respective names; that the signatures appearing opposite their respective names are genuine signatures of such officers; that each of such officers is duly authorized for and on behalf of said Corporation to execute and deliver any Equipment Lease between said Corporation and any other party and to execute and deliver to American Finance Group, Inc. any Assignment of any such Equipment Lease, Bills of Sale for Equipment leased thereunder, and all agreements, documents and instruments in connection therewith, and that the execution and delivery of any such Equipment Lease, Assignment and/or Bill of Sale, and all agreements documents and instruments in connection therewith for and on behalf of said Corporation is not prohibited by or in any manner restricted by the terms of said Corporation's certificate of Incorporation, its by-laws or of any loan agreement, indenture or contract to which said Corporation is a party or under which is bound. I do further certify that the foregoing authority shall remain in full force and effect, and said American Finance Group, Inc., shall be entitled to rely upon same, until written notice of modification, recission or revocation of same, in whole or in part, has been delivered to said American Finance Group, Inc. but no such modification, rescission or revocation shall, in any event, be effective with respect to any documents executed or actions taken in reliance upon the foregoing authority prior to the delivery to said American Finance Group, Inc. of said written notice of said modification, recission or revocation.


NAME OF OFFICER:           TITLE OF OFFICER:          SIGNATURE OF OFFICER:

Gregory W. White           President                  /s/ GREGORY W. WHITE
                                                      --------------------------

J. Alden Philbrick, IV     Secretary/Treasurer        /s/ J. ALDEN PHILBRICK, IV
                                                      --------------------------


IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of said Corporation this 3rd day of January, 1990.


                                            By: /s/ [ILLEGIBLE]
                                                --------------------------------
                                                Secretary/Treasurer



                                                                (Corporate Seal)

MOBIL OIL CORPORATION                  3225 GALLOWS ROAD
                                       FAIRFAX, VIRGINIA 22037-0001
                                       TELEPHONE (703) 849-7819

                                       RICHARD J. DESANTI
                                       COUNSEL
                                       MARKETING AND REFINANCING DIVISION - U.S.
                                       OFFICE OF GENERAL COUNSEL


                                       March 31, 1989



Oxford Capital, Incorporated
1800 Robert Fulton Drive
Reston, VA 22091

         Re: OPINION OF COUNSEL PERTAINING TO MASTER LEASE AGREEMENT DATED AND EFFECTIVE AS OF MARCH 1, 1989 AND ALL LEASE SCHEDULE THERETO, EACH BETWEEN OXFORD CAPITAL, INCORPORATED, AS LESSOR ("OXFORD") AND MOBIL OIL CORPORATION, AS LESSEE ("LESSEE")

Gentlemen:

I have acted as counsel for Lessee and have advised it in connection with the authorization and execution of the Master Lease Agreement dated and effective as of March 1, 1989 between Oxford and Lessee, and all exhibits and riders thereto ("Master Lease") for leasing of certain equipment ("Equipment") by Lessee from Oxford under such Master Lease. In connection with this transaction I have examined the executed Master Lease, the form of the Lease Schedules pursuant thereto as set forth in Exhibit A to the Master Lease, the Articles of Incorporation and By-Laws of Lessee and such other documents as I have deemed relevant in the circumstances. I understand that the Equipment will be installed at a location in the United States where the Uniform Commercial Code is in effect, as set forth on Lease Schedules pursuant to the Master Lease ("Lease Schedule(s)").

Upon the basis of the foregoing, it is my opinion that:

         1. Lessee is a corporation duly organized and validly existing and in good standing under the laws of the State of New York and is entitled to own properties and to carry on business in New Jersey.

         2. Lessee has the power to enter into the Master Lease, and its execution has been duly authorized by all necessary corporate action on the part of the Lessee. The Master Lease has been executed on behalf of Lessee by a duly authorized agent of Lessee, and will not violate the Lessee's certificate of incorporation or by-laws an dis a binding and enforceable obligation of Lessee in accordance with its terms, except as its enforceability may be modified by provisions of federal bankruptcy and state and other laws affecting the rights of creditors generally.

         3. Lessee has the power to enter into the Lease Schedules substantially in the form annexed to te Master Lease as Exhibit A with Oxford, and R.W. Knupp, Lessee's Purchasing Agent, shall have the authority and has been authorized by all necessary corporate action of Lessee to execute such Lease Schedules in accordance with their terms. Such executed Lease Schedules will not violate the Lessee's certificate of incorporation or by-laws and shall be binding and enforceable obligations of Lessee in accordance with their terms, except as their enforceability may be modified by provisions of the federal bankruptcy and state and other laws affecting the rights of creditors generally.


         4. No approval, consent or withholding of objection is required from any governmental authority with respect to the entering into or performance by Lessee of the Master Lease or any Lease Schedules pursuant thereto.


         Oxford, its Assignees and successors may relay on the matters and opinions herein set forth until I or Lessee otherwise notifies them in writing.

                                            Sincerely,



                                            /s/ RICHARD J. DESANTI
                                            ----------------------
                                            Richard J. DeSanti

      RENEWAL RENTAL SCHEDULE AND ACCEPTANCE CERTIFICATE NO. B891112201RN2
           (the "Renewal Rental Schedule") DATED AS OF AUGUST 1, 2000
                            TO MASTER LEASE AGREEMENT
                 DATED AS OF MARCH 1, 1989 (THE "MASTER LEASE")


LESSOR                                    LESSEE

AMERICAN INCOME PARTNERS V-C              VALERO  REFINING COMPANY - NEW JERSEY
LIMITED PARTNERSHIP                       800 BILLINGSPORT RD
C/O EQUIS FINANCIAL GROUP, L.P.           PAULSBORO, NJ 08066
88 BROAD STREET
BOSTON, MA 02110

1.       LEASE TERM PAYMENT DATES

         This Renewal Rental Schedule, between American Income Partners V-C Limited Partnership, as Lessor, Lessor's interest therein having been previously sold and assigned by American Finance Group and lessee incorporates by reference the terms and conditions of the Master Lease. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor those items of Equipment described on the attached Schedule B, for the Renewal Lease Term and at the Renewal Term Basic rent payable on the Payment Dates hereinafter set forth on the attached Schedule A, on the terms and conditions set forth in the Master Lease.

2.       BASIC RENT

         Renewal Term Basic Rent is computed by multiplying the Total Equipment Cost by the Renewal Lease rate set forth on the attached Schedule A.

3.       SPECIAL MAINTENANCE, RETURN CONDITIONS

         Notwithstanding anything contained in the Master Lease to the contrary, it is agreed that, with respect to the titling, registration and relocation of the Equipment, the following provisions shall apply:

         Lessee will cause the Equipment to be properly and lawfully titled and registered at all times in the name of AFG Trust in care of Lessee reflecting as first lienholder the party designated by Lessor, from time to time. Lessor hereby appoints Lessee as its agent and attorney-in-fact for the express and limited purpose of effecting and maintaining such titles and registrations. The Equipment is not to be removed from the location specified on the attached Schedule B (other than on a temporary basis in the normal course of Lessee's business) without the prior written consent of Lessor, and in no event may the Equipment be moved (other than on a temporary basis in the normal course of Lessee's business) to a location outside the continental United States.

         In Furtherance, and not in limitation of, the use, maintenance and return conditions for the Equipment set forth in the Master Lease, Lessee hereby agrees to return the Equipment to Lessor in accordance with all of the terms and conditions of the Master lease and in compliance with the following return conditions:

         Each item of the Equipment shall be in both good appearance and operating condition, less reasonable wear and tear. Each unit and component of such unit shall be capable of performing or meeting the manufacturer's minimum performance specifications when new, including but not limiting to, the drive motor, transmissions, steering system, electrical system, braking system, safety and warning devices and attachments. No water, brake fluid transmission fluid, anti-freeze or fuel leaks will be present. All mechanical and electrical equipment, including radios, heaters, air conditioners must be in proper operating condition.

      RENEWAL RENTAL SCHEDULE AND ACCEPTANCE CERTIFICATE NO. B891112201RN2
                                    PAGE TWO


Broken glass and body damage will be limited to $250.00 in total. Lessee shall also de-identify each unit by properly removing any decals, paint and all other Lease markings.

         Upon the expiration of the primary lease term, or any subsequent renewal term(s), lessee shall properly prepare and pack each item of equipment and ship, freight and insurance prepaid, to a place designated by Lessor.

         If any of the above conditions are not met, the Lessee has the option of repairing the Equipment at its own expense, or if repairs are performed by Lessor or Lessor's agent, Lessee shall pay any costs associated therewith.

4.       STIPULATED LOSS VALUE

         Notwithstanding the provisions of Section 7 of the Master Lease, the Stipulated Loss Value for the Equipment during the renewal Lease Term shall be equal to 40 percent of the Equipment Cost.

5.       FIXED PRICE PURCHASE

Upon the expiration of the Renewal Lease Term, and provided that no Event of Default has occurred and is continuing, Lessor may require Lessee to purchase all, but not less than all, of the Equipment subject to this Lease. Lessor may require Lessee to purchase all, but not less than all, of the Equipment subject to this Lease, in immediately available funds of $3,975.00 plus all applicable taxes, if any, to be received on or before August 1, 2003. Lessor shall provide Lessee 30 days prior written notice, however, if Lessor tails to provide such notice of its intention, Lessee shall proceed under the assumption that the Purchase Price is due on August 1, 2003. Upon receipt of the Purchase Price from Lessee, Lessor shall deliver to Lessee a Bill of Sale transferring goods and marketable title to the Equipment, free and clear of all liens and encumbrances placed thereon by Lessor or anyone claiming by through or under Lessor and not resulting from any default, act or omission of Lessee. Except as set forth in the preceding sentence, the sale of the Equipment shall be made "as is" and "where-is" without recourse or warranty of any kind.

6.       ENTIRE AGREEMENT, MODIFICATION AND WAIVERS, EXECUTION IN COUNTERPARTS.

         The Renewal Rental Schedule and the Master Lease constitute the entire agreement between Lessee and Lessor with respect to the leasing of the Equipment. Lessee hereby represents, warrants and certifies that the representations and warranties of Lessee set forth in the Master Lease are true and correct as of the date hereof. Capitalized terms not defined herein shall have the meanings assigned to them in the Master Lease. To the extent any of the terms and conditions set forth in the Renewal Rental Schedule conflict with or are inconsistent with the Master Lease, this Rental Schedule shall govern and control. No amendment modification or waiver of the Renewal Rental Schedule or the Master Lease will be effective unless evidenced in writing signed by the party to be charged. This Renewal Rental Schedule may be executed in counterparts, all of which together shall constitute one and the same instrument.

        RENEWAL RENTAL SCHEDULE ACCEPTANCE CERTIFICATE NO. B891112201RN2
                                   PAGE THREE

         The undersigned, being the duly authorized representative of the Lessee, hereby certifies that the items of Equipment described on the attached Schedule B have been duly delivered to the Lessee in good order and duly inspected and accepted by the Lessee as conforming in all respects with the requirements and provisions of the Master Lease, as of the Renewal Term Commencement Date stated on the attached Schedule A.

AMERICAN INCOME PARTNERS V-C          VALERO REFINING COMPANY - NEW JERSEY
LIMITED PARTNERSHIP                   LESSEE

BY: AFG LEASING IV INCORPORATED       BY: /s/ DT Harris
TITLE: GENERAL PARTNER                    -------------------------------------

BY: /s/ DURA SIMPSON                  TITLE: /s/ VP GENERAL MANAGEMENT REFINING
   ----------------------------             -----------------------------------

TITLE: AUTHORIZED SIGNER
      -------------------------

         COUNTERPART NO. 1 OF 2 SERIALLY NUMBERED MANUALLY EXECUTED COUNTERPARTS. TO THE EXTENT IF ANY THAT THIS DOCUMENT CONSTITUTES CHATTEL PAPER UNDER THE UNIFORM COMMERCIAL CODE, NO SECURITY INTEREST MAY BE CREATED THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART NO. 1.

================================================================================

LLR40D-01                EQUIS FINANCIAL GROUP           8/07/00 15:49:28 PAGE 1

                     Schedule A - Rental Schedule Economics

LESSEE:  MOBIL OIL CORPORATION

LESSOR:  EQUIS FINANCIAL GROUP

RENTAL SCHEDULE:           B891112201RN2

LEASE TERM (months):              36

PRIMARY START DATE:        8/01/2000

LEASE EXPIRATION DATE:     7/31/2003

PAYMENT FREQUENCY:           MONTHLY

ADVANCE/ARREARS:             ADVANCE

LEASE RATE:               .007863365

PER DIEM LEASE RATE:      .000262112

PERIODIC RENT:                 $1,660.00

NUMBER OF PAYMENTS:               36

TOTAL INTERIM RENT:             $.00

PAYMENT COMMENCEMENT DATE: 8/01/2000

TOTAL EQUIPMENT COST:    $211,105.50

DOCUMENTATION FEE:   _______________

/s/      LESSEE INITIALS
/s/      LESSOR INITIALS



ATF#:    MO2-95RMKT

================================================================================

LLR41D-01                  EQUIS FINANCIAL GROUP      7/21/00 16:37:58 PAGE    1

         Schedule B Equipment Description

LESSEE: MOBIL OIL CORPORATION       RENTAL SCHEDULE AND ACCEPTANCE CERTIFICATE NUMBER: B891112201RN2

LESSOR: EQUIS FINANCIAL GROUP

Equipment Cost    Serial Number     Year Manufacturer Model    Type     Date    Acceptance
------------------------------------------------------------------------------------------
14,960.75         1FTHF26H7LMA58009 1990 FORD         F2584X4  PICKUP TRUCK      8/01/2000
12,385.75         1FDKF37H8LMA58011 1990 FORD         F3594X2  PICKUP TRUCK      8/01/2000
12,385.75         1FDKF37HXLMA58012 1990 FORD         F3594X2  PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y3LMA70751 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15YOLMA70755 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y5LMA70752 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y9LMA70754 1990 FORD         F150     PCIKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y5LMA70753 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y3LMA70748 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y5LMA70749 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y4LMA70743 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y8LMA70745 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15YOLMA70741 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y2LMA70742 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y6LMA70744 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15YXLMA70746 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y1LMA70747 1990 FORD         F150     PICKUP TRUCK      8/01/2000
10,380.75         1FTDF15Y1LMA70750 1990 FORD         F150     PICKUP TRUCK      8/01/2000
15,662.00         1FMDA11U2LZA82430 1990 FORD         Aerostar WAGON             8/01/2000

-----------------
211,105.50        Total for Location PO BOX 430      PAULSBORO         NJ 08066

------------------
------------------
211,105.50        Total Equipment Cost